Exhibit 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Berry Allen – Investor Relations
E-Mail: beallen@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial, Inc. Announces Redemption of Certain of its Trust Preferred Securities

CHICAGO (July 9, 2018) - MB Financial, Inc. (the “Company”) (NASDAQ: MBFI) announced today that Coal City Capital Trust I (the “Trust”) will redeem all of the Trust’s issued and outstanding capital (preferred) securities (the “Capital Securities”) on August 6, 2018. The aggregate redemption price (the “Redemption Price”) is $25.0 million plus accrued and unpaid interest to, but excluding, August 6, 2018, totaling approximately $0.2 million.

The redemption of the Capital Securities is a result of the concurrent redemption that will be made by the Company, as the successor in interest to Coal City Corporation, of its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2028 (the “Debentures”), all of which are held by the Trust.

Notice of the redemption and payment of the aggregate Redemption Price will be made to holders of record on the Trust’s behalf by Wilmington Trust, National Association (the “Trustee”), as successor trustee to Bank of America, N.A. (as successor by merger to LaSalle Bank National Association). Questions regarding the redemption of the Capital Securities may be directed to the Trustee by calling 302-636-6398. Holders of the Capital Securities need not take any action to receive payment of the Redemption Price.

MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. (“MB”) which has approximately $20 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success. Learn more about MB by visiting www.mbfinancial.com.

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Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in the statements, as discussed in MB Financial’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements and MB Financial undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.